Western New England Bancorp, Inc. 8-K

Exhibit 99.1

For further information contact:
James C. Hagan, President and CEO
Guida R. Sajdak, Executive Vice President and CFO
Meghan Hibner, Vice President and Investor Relations Officer
413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE MONTHS ENDED MARCH 31, 2018 AND DECLARES QUARTERLY CASH DIVIDEND

Westfield, Massachusetts, April 24, 2018: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three months ended March 31, 2018. The Company reported net income of $3.5 million, or $0.12 earnings per diluted share, for the three months ended March 31, 2018, as compared to $5.1 million, or $0.17 per share, for the three months ended March 31, 2017, and as compared to a net loss of $353,000, or $0.01 loss per diluted share, for the three months ended December 31, 2017. The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.04 per share, payable on or about May 23, 2018 to shareholders of record on May 9, 2018.

“Our year is off to a solid start,” said Jim Hagan, President and CEO of the Company. “We saw good organic growth in both loans and deposits, despite an increase in payoffs and had the obvious benefit of lower corporate tax expense from the Tax Reform enacted on December 22, 2017. Our first quarter is traditionally seasonally slower, but we have good momentum headed into the spring and summer months.”

Financial Highlights:

●

During the three months ended March 31, 2018, total loans grew by $16.3 million, or 4.0% on an annualized basis, despite the Company experiencing approximately $7.3 million in commercial real estate loan payoffs related to the sale of a borrower’s collateral during the quarter.

●

Total deposits increased $47.6 million, or 12.7% on an annualized basis, from $1.5 billion at December 31, 2017 to $1.6 billion at March 31, 2018.

●

The net interest margin was 3.12% for the three months ended March 31, 2018, compared to 3.08% for the three months ended March 31, 2017 and 3.19% for three months ended December 31, 2017. Excluding the impact of favorable purchase accounting amortization of $235,000, the net interest margin was 3.07% for the three months ended March 31, 2018, compared to 2.99% for the three months ended December 31, 2017, and 2.94% for the three months ended March 31, 2017.

●

At March 31, 2018, nonperforming loans decreased $655,000, or 5.1%, to $12.1 million, or 0.73% of total loans, compared to $12.8 million, or 0.78% of total loans, at December 31, 2017 and $14.8 million, or 0.92% of total loans at March 31, 2017. At March 31, 2018, the allowance for loan losses as a percentage of nonperforming loans was 94.0%, compared to 84.9% at December 31, 2017 and 69.3% at March 31, 2017.

●

During the three months ended March 31, 2018, the Company repurchased 451,641 shares under its previously approved repurchase program. As of March 31, 2018, there were 1,988,968 shares remaining under the plan.

●

The Company paid a quarterly cash dividend of $0.04 per share during the three months ended March 31, 2018, an increase of $0.01, or 33.3%, compared to both the linked quarter and the comparable three months ended March 31, 2017.

●

Effective January 1, 2018, the Company adopted Financial Accounting Standards Board Accounting Standards Update (“ASU”) 2016-01, Financial Instrument – Overall (subtopic 825-10), which requires changes in the unrealized gains or losses on certain equity securities, net of deferred taxes, to be recognized through the income statement. Prior to the adoption of ASU 2016-01, these changes were reported in shareholders’ equity through accumulated other comprehensive income, and only realized gains and losses on sale of securities were recognized through the income statement. As a result of adopting the ASU, the Company recorded $106,000 in losses on marketable equity securities within non-interest income during the three months ended March 31, 2018.

Net Income for the Three Months ended March 31, 2018 compared to the Three Months ended December 31, 2017

The Company reported net income of $3.5 million, or $0.12 earnings per diluted share, for the three months ended March 31, 2018, compared to a net loss of $353,000, or $0.01 loss per diluted share, for the three months ended December 31, 2017. The results for the three months ended December 31, 2017 includes a one-time, non-cash write-down in the amount of $4.0 million as a result of the Tax Cut and Jobs Act enacted on December 22, 2017 (“Tax Act”). Excluding the $4.0 million write-down, core net income was $3.6 million, or $0.12 per diluted share, for the three months ended December 31, 2017.

Core net income is a non-GAAP financial measure.  Management believes core net income more accurately reflects the Company’s results of operations in the overall evaluation of its performance, and given the impact of the Tax Act on corporate income taxes beginning in 2018, management believes it is useful to compare pre-tax earnings to prior quarters.  A reconciliation of core net income is included in the accompanying financial tables. Net income, excluding favorable purchase accounting amortization of $235,000 during the three months ended March 31, 2018 and $953,000 during the three months ended December 31, 2017, was $3.3 million, or $0.11 earnings per diluted share and $2.7 million, or $0.09 earnings per diluted share, respectively. Excluding the favorable purchase accounting amortization of $661,000 for the three months ended March 31, 2017, net income was $3.1 million, or $0.11 earnings per diluted share.

On a pre-tax basis, income before taxes of $4.6 million for the three months ended March 31, 2018 decreased $913,000, or 16.7%, from $5.5 million for the three months ended December 31, 2017. When adjusting for the purchase accounting amortization mentioned above, as well as the impact of both realized and unrealized securities losses and gains and losses on the sale of other real estate owned (“OREO”), adjusted pre-tax income of $4.6 million for the three months ended March 31, 2018 was basically equivalent to adjusted pre-tax income of $4.6 million for the three months ended December 31, 2017, which is exclusive of the impact of the lower corporate tax rate on 2018 financial performance.

Return on average assets and return on average equity were 0.69% and 5.82%, respectively, for the three months ended March 31, 2018, as compared to a loss of (0.07)% and (0.56)%, respectively, for the three months ended December 31, 2017.

Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income decreased $630,000, or 4.1%, to $14.7 million, for the three months ended March 31, 2018, from $15.4 million for the three months ended December 31, 2017. The decrease in net interest income was due to a $507,000, or 2.6%, decrease in interest and dividend income and an increase in interest expense of $123,000, or 3.2%. Interest income for the three months ended December 31, 2017 included $675,000 in favorable purchase accounting adjustments due to the full payoff of a credit-marked classified loan.

2

The increase in interest expense of 3.2% from December 31, 2017 was primarily due to an increase of $86,000, or 3.8%, in interest expense on deposits and an increase of $37,000, or 2.3%, in interest expense on borrowings. The overall average cost of interest-bearing liabilities increased three basis points. We anticipate that recent increases in the federal funds rate may result in an upward pressure on deposit and borrowing rates as competition for deposits increases. For the three months ended March 31, 2018, average demand deposits of $310.2 million, an interest-free source of funds, represented 20.3% of average total deposits compared to 16.7% for the three months ended March 31, 2017.

The average yield on interest-earning assets decreased twelve basis points from 4.02% for the three months ended December 31, 2017 to 3.90% for the three months ended March 31, 2018. Excluding the purchase accounting adjustments, the average yield on interest-earning assets was 3.87% and 3.89% for the three months ended December 31, 2017 and the three months ended March 31, 2018, respectively. During the three months ended March 31, 2018, the average cost of funds increased three basis points from 1.04% for the three months ended December 31, 2017 to 1.07% for the three months ended March 31, 2018. The average cost of time deposits increased six basis points from 1.23% for the three months ended December 31, 2017 to 1.29% for the three months ended March 31, 2018. The average cost of borrowings increased 16 basis points from 2.18% for the three months ended December 31, 2017 to 2.34% for the three months ended March 31, 2018.

During the three months ended March 31, 2018, average interest-earning assets decreased $6.2 million, or 0.3%, to $1.9 million. The decrease in average interest-earning assets was due to a decrease in average securities of $11.2 million, or 3.8%, partially offset by an increase in average loans of $5.0 million, or 0.3%.

Provision for Loan Losses

The provision for loan losses was $500,000 for the three months ended March 31, 2018, compared to $510,000 for the three months ended December 31, 2017. The Company recorded net recoveries of $39,000 for the three months ended March 31, 2018, as compared to net charge-offs of $197,000 for the three months ended December 31, 2017.

Non-Interest Income

On a sequential quarter basis, non-interest income decreased $231,000, or 11.6%, to $1.8 million for the three months ended March 31, 2018, from $2.0 million for the three months ended December 31, 2017. The decrease in non-interest income was primarily due to the recognition of $201,000 in unamortized premium on a bond which paid in full prior to its final maturity, unrealized losses of $106,000 on the Company’s marketable equity securities portfolio due to the adoption of ASU 2016-01, a decrease in service charges of $17,000, or 1.1%, and a decrease in bank-owned life insurance of $13,000, or 2.9%. During the three months ended March 31, 2018, the Company reported a gain on the sale of OREO of $48,000, while a $58,000 loss on OREO was recognized during the three months ended December 31, 2017.

Non-Interest Expense

On a sequential quarter basis, non-interest expense increased $62,000, or 0.5%, to $11.4 million, or 2.24% of average assets, for the three months ended March 31, 2018, from $11.4 million, or 2.17% of average assets, for the three months ended December 31, 2017. Salaries and benefit increased $56,000, or 0.9%, occupancy expense increased $101,000, or 10.5%, primarily due to a $92,000 increase in snow removal related expenses. Data processing increased $5,000, or 0.8%, FDIC insurance expense increased $4,000, or 2.6%, advertising expense increased $12,000, or 3.6%, and professional fees increased $19,000, or 3.0%. These increases were partially offset by a decrease in other expenses of $118,000, or 6.6%, and a decrease of $17,000, or 4.4%, in furniture and equipment related expenses.

3

For the three months ended March 31, 2018, the efficiency ratio was 68.2%, compared to 65.3% for the three months ended December 31, 2017 and 63.7% for the three months ended March 31, 2017. Excluding the purchase accounting adjustments of $235,000 and $953,000, for the three months ended March 31, 2018 and December 31, 2017, the efficiency ratio was 69.3% for the three months ended March 31, 2018 and 69.1% for the three months ended December 31, 2017.

Income Tax Provision

The Company’s effective tax rate decreased to 22.9% for the three months ended March 31, 2018 from 106.4% for the three months ended December 31, 2017 primarily due to the decrease in the federal tax rate. The 2017 period also included a $4.0 million, one-time tax provision expense related to the previously discussed write down of the Company’s deferred tax asset.

Net Income for the Three Months ended March 31, 2018 compared to the Three Months ended March 31, 2017

The Company reported net income of $3.5 million, or $0.12 earnings per diluted share, for the three months ended March 31, 2018, compared to a net income of $5.1 million, or $0.17 earnings per diluted share, for the three months ended March 31, 2017. The financial results for the three months ended March 31, 2017 include $1.6 million in tax benefits recorded in connection with the reversal of a deferred tax valuation allowance and exercises of stock options, both favorably impacting the income tax provision for first quarter 2017. Also, included are $293,000, net of tax, of acquisition and integration related costs associated with the acquisition of Chicopee. Excluding these tax benefits and integration costs, net income was $3.8 million, or $0.13 earnings per diluted share, for the three months ended March 31, 2017. Net income, excluding favorable purchase accounting amortization of $235,000 during the three months ended March 31, 2018 and $661,000 during the three months ended March 31, 2017, was $3.3 million, or $0.11 earnings per diluted share and $3.1 million, or $0.11 earnings per diluted share, respectively. Return on average assets and return on average equity were 0.69% and 5.82%, respectively, for the three months ended March 31, 2018, as compared to 1.00% and 8.51%, respectively, for the three months ended March 31, 2017. Excluding the tax benefits and integration costs, for the three months ended March 31, 2017, return on average assets and return on average equity were 0.74% and 6.28%, respectively.

Net Interest Income and Net Interest Margin

Net interest income increased $219,000, or 1.5%, to $14.7 million, for the three months ended March 31, 2018, from $14.5 million, for the three months ended March 31, 2017. The increase in net interest income was due to a $775,000, or 4.3%, increase in interest and dividend income, partially offset by an increase in interest expense of $556,000, or 16.1%. Net interest income included $235,000 and $661,000 in favorable purchase accounting adjustments for the three months ended March 31, 2018 and 2017, respectively.

The increase in interest expense of 16.1% was primarily due to an increase of $346,000, or 17.2%, in interest expense on deposits and the increase of $210,000, or 14.5%, in interest expense on borrowings. The overall average cost of interest-bearing liabilities increased 16 basis points. We anticipate that recent increases in the federal funds rate may result in an upward pressure on deposit and borrowing rates as competition for deposits increases.

Net interest margin was 3.12% for the three months ended March 31, 2018, compared to 3.08% for the three months ended March 31, 2017. The amortization of purchase accounting adjustments related to the merger increased net interest income by $235,000 and $661,000 during the three months ended March 31, 2018 and the three months ended March 31, 2017, respectively. Excluding the favorable purchase accounting amortization, the net interest margin was 3.07% for the three months ended March 31, 2018 and 2.94% for the three months ended March 31, 2017.

4

The average yield on interest-earning assets increased 16 basis points to 3.90% for the three months ended March 31, 2018, from 3.74% for the three months ended March 31, 2017. During the three months ended March 31, 2018, the average cost of funds increased 16 basis points to 1.07%, from 0.91% for the three months ended March 31, 2017. The average cost of time deposits increased 23 basis points to 1.29% for the three months ended March 31, 2018 from 1.06% for the three months ended March 31, 2017. The average cost of borrowings increased 44 basis points to 2.34% for the three months ended March 31, 2018 from 1.90% for the three months ended March 31, 2017.

Average interest-earning assets decreased $10.7 million, or 0.55%, to $1.9 billion for the three months ended March 31, 2018 from $1.9 billion for the three months ended March 31, 2017. The decrease in average interest-earning assets was due to a decrease in average short-term investments of $51.4 million, or 89.6%, a decrease in securities of $25.3 million, or 8.2%, partially offset by an increase of $66.4 million, or 4.3%, in average loans.

Provision for Loan Losses

The provision for loan losses was $500,000 for the three months ended March 31, 2018, compared to $300,000 for the three months ended March 31, 2017. The Company recorded net recoveries of $39,000 for the three months ended March 31, 2018, as compared to net charge-offs of $141,000 for the three months ended March 31, 2017.

Non-Interest Income

Non-interest income decreased $251,000, or 12.4%, to $1.8 million for the three months ended March 31, 2018, from $2.0 million for the three months ended March 31, 2017. The decrease in non-interest income was primarily due to the recognition of $201,000 in unamortized premium on a bond which paid in full prior to its final maturity, unrealized losses of $106,000 on the Company’s marketable equity securities portfolio due to the adoption of ASU 2016-01, a decrease of $116,000 in other non-interest income, partially offset by an increase in service charges of $57,000, or 3.7%, and a gain on the sale of OREO of $48,000.

Non-Interest Expense

Non-interest expense, excluding merger related expenses of $410,000, increased $866,000, or 8.2%, to $11.4 million, or 2.24% of average assets, for the three months ended March 31, 2018, from $10.6 million, or 2.07% of average assets, for the three months ended March 31, 2017. Salaries and benefits increased $308,000, or 4.9%, occupancy expense increased $53,000, or 5.3%, data processing expense increased $246,000, or 62.9%, due to the expiration of credits related to the merger with Chicopee, FDIC insurance expense increased $41,000, or 35.0%, advertising expense increased $99,000, or 39.9%, professional fees increased $63,000, or 10.6%, and non-interest expense increased $62,000, or 3.9%.

For the three months ended March 31, 2018, the efficiency ratio was 68.2%, compared to 63.7% for the three months ended March 31, 2017. Excluding the purchase accounting adjustments of $235,000 and $661,000, for the three months ended March 31, 2018 and March 31, 2017, the efficiency ratio was 69.2% and 66.3%, respectively.

Income Tax Provision

The Company’s effective tax rate increased from 2.8% for the three months ended March 31, 2017 to 22.9% for the three months ended March 31, 2018. The financial results for the three months ended March 31, 2017 include $1.6 million in tax benefits recorded in connection with the reversal of a deferred tax valuation allowance and exercises of stock options, both favorably impacting the income tax provision during the three months ended March 31, 2017.

5

Balance Sheet

At March 31, 2018, total assets of $2.1 billion increased $2.5 million, or 0.1%, from $2.1 billion at December 31, 2017. During the same period, total gross loans increased $16.3 million, or 1.0%, partially offset by a decrease in securities of $15.1 million, or 5.2%.

Loans

Total gross loans increased $16.3 million, or 1.0%, from December 31, 2017 due to an increase in commercial real estate loans of $14.0 million, or 1.9%, and an increase in residential real estate loans of $3.4 million, or 0.5%, partially offset by a decrease in commercial and industrial loans of $1.2 million, or 0.5%. During the three months ended March 31, 2018, the Company experienced approximately $7.3 million in commercial real estate loan payoffs related to the sale of borrower’s collateral. In order to reduce interest rate risk, the Company currently services $63.3 million in residential loans sold to the secondary market. The servicing rights will continue to be retained on all loans sold.

The following table is a summary of our outstanding loan balances as of the periods indicated:

	March 31, 2018	December 31, 2017
	(Dollars in thousands)

Commercial real estate loans	$746,626	$732,616
Commercial and industrial loans	237,337	238,502
Residential real estate loans	653,789	650,351
Consumer loans	4,539	4,478
Total gross loans	1,642,291	1,625,947
Unamortized premiums and net deferred loans fees and costs	4,699	4,734
Total loans	$1,646,990	$1,630,681

Credit Quality

Management continues to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk. Net recoveries for the three months ended March 31, 2018 totaled $39,000, compared to net charge-offs of $197,000 for the three months ended December 31, 2017.

At March 31, 2018, nonperforming loans decreased $655,000, or 5.1%, to $12.1 million, or 0.73% of total loans, compared to $12.8 million, or 0.78% of total loans, at December 31, 2017. There were no loans 90 or more days past due and still accruing interest. At March 31, 2018, nonperforming assets to total assets of 0.58% decreased from 0.62% at December 31, 2017. The allowance for loan losses as a percentage of total loans was 0.69% at March 31, 2018, compared to 0.66% at December 31, 2017. At March 31, 2018, the allowance for loan losses as a percentage of nonperforming loans was 94.0%, compared to 84.9% at December 31, 2017. The allowance for loan losses as a percentage of total loans, excluding loans acquired from Chicopee, which were recorded at fair value with no related allowance for loan losses, was 1.02% at March 31, 2018 and 1.01% at December 31, 2017.

6

Deposits

At March 31, 2018, total deposits of $1.6 billion increased $47.6 million, or 3.2%, from December 31, 2017. Core deposits, which the Company defines as all deposits except time deposits, increased $35.1 million, or 3.7%, from $949.5 million, or 63.0% of total deposits, at December 31, 2017, to $984.6 million, or 63.4% of total deposits, at March 31, 2018. Non-interest bearing deposits increased $3.6 million, or 1.2%, to $315.5 million, money market accounts increased $8.1 million, or 2.0%, to $418.3 million, interest-bearing checking accounts increased $20.4 million, or 23.3%, to $107.8 million, and savings accounts increased $2.9 million, or 2.1%, to $143.0 million. The increase in interest-bearing checking accounts was partially due to the termination of customer repurchase agreements which resulted in the account balances being transferred into core deposits. Time deposits increased $12.6 million, or 2.3%, from $556.5 million at December 31, 2017 to $569.1 million at March 31, 2018.

FHLB Advances and Repurchase Agreements

FHLB advances decreased $30.1 million, or 10.1%, from $297.8 million at December 31, 2017, to $267.7 million at March 31, 2018, while customer repurchase agreements decreased $11.7 million. The increase in deposit accounts during the quarter resulted in paying off Federal Home Loan Bank of Boston borrowings. During the three months ended March 31, 2018, the Company eliminated customer repurchase agreements and balances were transferred to the customer’s respective core deposit account.

Capital

At March 31, 2018, shareholders’ equity was $242.6 million, or 11.6% of total assets, compared to $247.3 million, or 11.9% of total assets, at December 31, 2017. The decrease in shareholders’ equity during the three months ended March 31, 2018 reflects $2.5 million net increase in accumulated other comprehensive loss, $4.8 million for the repurchase of shares of the Company’s common stock, a net decrease of $578,000 as a result of share-based compensation and stock option exercises, partially offset by a net increase of $2.1 million in the Company’s retained earnings reflective of current period net income offset by common stock dividends. Total shares outstanding as of March 31, 2018 were 30,138,083.

The Company’s tangible book value per share decreased by $0.07, or 0.9%, to $7.50 at March 31, 2018 from $7.57 at December 31, 2017. The increase in unrealized losses reported in other comprehensive income of $2.7 million decreased tangible book value by $0.09. The Company’s and Bank’s regulatory capital ratios continued to exceed the levels required to be considered “well-capitalized” under federal banking regulations.

Share Repurchase

On January 31, 2017, the Board of Directors authorized a stock repurchase program under which the Company may purchase up to 3,047,000 shares, or 10% of its outstanding common stock. As of March 31, 2018, there were 1,988,968 shares remaining to be purchased under the plan.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 21 banking offices located in Agawam, Chicopee, East Longmeadow, Feeding Hills, Holyoke, Ludlow, South Hadley, Southwick, Springfield, Ware, West Springfield and Westfield, Massachusetts, and Granby and Enfield, Connecticut.  To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

7

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
INTEREST AND DIVIDEND INCOME:
Loans	$16,702	$17,182	$16,445	$16,211	$15,826
Securities	1,808	1,862	1,888	1,931	1,896
Other investments	201	177	172	166	163
Federal funds sold, interest-bearing deposits and other short-term investments	21	18	11	19	72
Total interest and dividend income	18,732	19,239	18,516	18,327	17,957

INTEREST EXPENSE:
Deposits	2,355	2,269	2,111	2,059	2,009
Long-term debt	855	627	534	549	551
Short-term borrowings	800	991	1,075	976	894
Total interest expense	4,010	3,887	3,720	3,584	3,454

Net interest and dividend income	14,722	15,352	14,796	14,743	14,503

PROVISION FOR LOAN LOSSES	500	510	200	350	300

Net interest and dividend income after provision for loan losses	14,222	14,842	14,596	14,393	14,203

NON-INTEREST INCOME:
Service charges and fees	1,583	1,600	1,714	1,549	1,526
Income from bank-owned life insurance	442	455	450	480	439
(Loss) gain on securities available-for-sale, net	(201)	—	70	46	(64)
Gain (loss) on sale of OREO	48	(58)	67	—	—
Unrealized losses on equity securities	(106)	—	—	—	—
Other income	—	—	111	—	116
Total non-interest income	1,766	1,997	2,412	2,075	2,017

NON-INTEREST EXPENSE:
Salaries and employees benefits	6,533	6,477	6,490	6,239	6,225
Occupancy	1,060	959	891	917	1,007
Furniture and equipment	367	384	410	366	373
Data processing	637	632	680	669	391
Professional fees	659	640	642	681	596
FDIC insurance	158	154	163	186	117
Merger related expenses	—	—	—	116	410
Advertising expense	347	335	328	385	248
Other	1,665	1,783	1,552	1,737	1,603
Total non-interest expense	11,426	11,364	11,156	11,296	10,970

INCOME BEFORE INCOME TAXES	4,562	5,475	5,852	5,172	5,250

INCOME TAX PROVISION	1,043	5,828	2,037	1,416	147
NET INCOME (LOSS)	$3,519	$(353)	$3,815	$3,756	$5,103

Basic earnings (loss) per share	$0.12	$(0.01)	$0.13	$0.13	$0.17
Weighted average shares outstanding	29,484,824	29,750,267	30,103,095	29,980,518	29,597,594
Diluted earnings (loss) per share	$0.12	$(0.01)	$0.13	$0.12	$0.17
Weighted average diluted shares outstanding	29,620,929	29,750,267	30,219,083	30,120,025	29,878,421

Other Data:
Return (loss) on average assets (1)	0.69%	(0.07)%	0.73%	0.73%	1.00%
Return on average assets, exclusive of merger expenses, tax benefits and deferred tax asset adjustment for corporate rate change (1)(3)	0.69%	0.70%	0.73%	0.70%	0.74%
Return (loss) on average equity (1)	5.82%	(0.56)%	5.98%	6.05%	8.51%
Return on average equity, exclusive of merger expenses, tax benefits and deferred tax asset adjustment for corporate rate change (1)(3)	5.79%	5.75%	5.98%	5.90%	6.28%
Efficiency ratio (2)(3)	68.23%	65.28%	65.35%	66.06%	63.68%
Net interest margin	3.12%	3.19%	3.09%	3.11%	3.08%

(1) Annualized.

(2)

The efficiency ratio represents the ratio of operating expenses excluding merger related charges divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities and OREO.

(3) Please refer to the “Reconciliation of non-GAAP to GAAP Financial Measures” on pages 14 and 15 for further details.

8

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
Cash and cash equivalents	$29,438	$27,132	$28,900	$19,407	$40,716
Securities available-for-sale, at fair value	266,963	288,416	297,919	303,395	305,680
Marketable equity securities, at fair value	6,327	—	—	—	—
Federal Home Loan Bank of Boston and other restricted stock - at cost	14,685	15,553	15,704	16,075	16,124

Loans	1,646,990	1,630,681	1,618,773	1,608,664	1,599,607
Allowance for loan losses	(11,370)	(10,831)	(10,518)	(10,418)	(10,227)
Net loans	1,635,620	1,619,850	1,608,255	1,598,246	1,589,380

Bank-owned life insurance	69,204	68,762	68,307	67,858	67,377
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	3,969	4,063	4,156	4,250	4,344
Other assets	46,838	46,807	50,650	51,745	50,438
TOTAL ASSETS	$2,085,531	$2,083,070	$2,086,378	$2,073,463	$2,086,546

Total deposits	$1,553,727	$1,506,082	$1,515,198	$1,495,337	$1,521,219
Short-term borrowings	55,000	144,650	192,465	191,008	176,883
Long-term debt	212,730	164,786	106,339	117,704	123,668
Other liabilities	21,451	20,271	19,821	18,213	18,972
TOTAL LIABILITIES	1,842,908	1,835,789	1,833,823	1,822,262	1,840,742

TOTAL SHAREHOLDERS’ EQUITY	242,623	247,281	252,555	251,201	245,804

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,085,531	$2,083,070	$2,086,378	$2,073,463	$2,086,546

9

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017

Other Data:

Shares outstanding at end of period	30,138,083	30,487,309	30,816,813	31,070,107	30,778,690

Book value per share	$8.05	$8.11	$8.20	$8.08	$7.99
Tangible book value per share	7.50	7.57	7.66	7.55	7.44
30-89 day delinquent loans	7,519	9,795	8,892	5,207	7,402
30-89 day delinquent loans acquired from Chicopee, net of purchase accounting adjustments	3,229	4,527	4,567	3,417	5,504
Total delinquent loans as a percentage of total loans	0.60%	0.75%	0.68%	0.45%	0.64%
Nonperforming loans	12,100	12,755	13,165	13,992	14,753
Nonperforming loans acquired from Chicopee, net of purchase accounting adjustments	5,883	6,157	6,450	6,507	7,274
Nonperforming loans as a percentage of total loans	0.73%	0.78%	0.81%	0.87%	0.92%
Nonperforming assets as a percentage of total assets	0.58%	0.62%	0.64%	0.67%	0.71%
Allowance for loan losses as a percentage of nonperforming loans	93.97%	84.92%	79.89%	74.46%	69.32%
Allowance for loan losses as a percentage of total loans	0.69%	0.66%	0.65%	0.65%	0.64%
Allowance for loan losses as a percentage of total loans, excluding loans acquired from Chicopee recorded at fair value with no corresponding allowance	1.02%	1.01%	1.02%	1.02%	1.02%

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The following tables set forth the information relating to our average balances and net interest income for the three months ended March 31, 2018, December 31, 2017 and March 31, 2017 and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	March 31, 2018			December 31, 2017			March 31, 2017
	Average		Average Yield/	Average		Average Yield/	Average		Average Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,626,738	$16,827	4.14%	$1,621,863	$17,417	4.30%	$1,560,341	$16,040	4.11%
Securities(2)	282,556	1,814	2.57	293,742	1,875	2.55	307,912	1,912	2.48
Other investments	17,111	201	4.70	17,864	177	3.96	17,510	163	3.72
Short-term investments(3)	5,946	21	1.41	5,062	18	1.42	57,326	72	0.50
Total interest-earning assets	1,932,351	18,863	3.90	1,938,531	19,487	4.02	1,943,089	18,187	3.74
Total non-interest-earning assets	137,017			139,623			130,771

Total assets	$2,069,368			$2,078,154			$2,073,860

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$93,117	80	0.34	$83,777	81	0.39	$90,498	74	0.33
Savings accounts	142,890	40	0.11	145,111	42	0.12	152,553	42	0.11
Money market accounts	418,183	419	0.40	412,423	415	0.40	401,197	383	0.38
Time deposit accounts(6)	561,106	1,816	1.29	562,222	1,731	1.23	571,855	1,510	1.06
Total interest-bearing deposits	1,215,296	2,355	0.78	1,203,533	2,269	0.75	1,216,103	2,009	0.66
Short-term borrowings and long-term debt	282,710	1,655	2.34	297,136	1,618	2.18	303,795	1,445	1.90
Interest-bearing liabilities	1,498,006	4,010	1.07	1,500,669	3,887	1.04	1,519,898	3,454	0.91
Non-interest-bearing deposits	310,193			309,289			304,448
Other non-interest-bearing liabilities	15,886			16,449			6,331
Total non-interest-bearing liabilities	326,079			325,738			310,779

Total liabilities	1,824,085			1,826,407			1,830,677
Total equity	245,283			251,747			243,183
Total liabilities and equity	$2,069,368			$2,078,154			$2,073,860
Less: Tax-equivalent adjustment(2)		(131)			(248)			(230)
Net interest and dividend income		$14,722			$15,352			$14,503
Net interest rate spread(4)			2.83%			2.98%			2.83%
Net interest margin(5)			3.12%			3.19%			3.08%
Ratio of average interest-earning assets to average interest-bearing liabilities			128.99%			129.18%			127.84%

(1)

Loans, including non-accrual loans, are net of deferred loan origination costs and unadvanced funds.

(2)

Securities and loan income are presented on a tax-equivalent basis using a tax rate of 21% and 35% for the 2018 and 2017 periods, respectively. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of operations.

(3)

Short-term investments include federal funds sold.

(4)

Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)

Net interest margin represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.

(6)

The accounting for the Chicopee acquisition required loans, time deposits and borrowings to be recorded at fair value. The fair value marks on the loans, time deposits and borrowings acquired accrete and amortize into net interest income over time. For the three months ended March 31, 2018, December 31, 2017 and March 31, 2017, the loan accretion income and interest expense reduction on time deposits and borrowings related to the Chicopee acquisition increased net interest income $235,000, $953,000 and $661,000, respectively. Excluding these items, net interest margin for the three months ended March 31, 2018, December 31, 2017 and March 31, 2017 was 3.07%, 2.99% and 2.94%, respectively.

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Reconciliation of Non-GAAP to GAAP Financial Measures

The Company believes that certain non-GAAP financial measures provide information to investors that is useful in understanding its financial condition.  Because not all companies use the same calculation, this presentation may not be comparable to other similarly titled measures calculated by other companies.  A reconciliation of these non-GAAP financial measures is provided below.

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017

Net Income:
Net income (loss), as presented	$3,519	$(353)	$3,815	$3,756	$5,103
Merger related expenses, net of tax (1)	—	—	—	82	293
Tax benefits impact (2)	(15)	—	—	(174)	(1,632)
Deferred tax asset adjustment for corporate rate change (3)	—	4,000	—	—	—
Core net income, exclusive of merger related expenses, tax benefits impact and deferred tax asset adjustment for corporate rate change	$3,504	$3,647	$3,815	$3,664	$3,764

Diluted EPS:
Diluted earnings (loss) per share, as presented	$0.12	$(0.01)	$0.13	$0.12	$0.17
Merger related expense impact, net of tax (1)	—	—	—	0.01	0.01
Tax benefits impact (2)	—	—	—	(0.01)	(0.05)
Deferred tax asset adjustment for corporate rate change (3)	—	0.13	—	—	—
Core diluted EPS, exclusive of merger related expense, tax benefits impact and deferred tax asset adjustment for corporate rate change	$0.12	$0.12	$0.13	$0.12	$0.13

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	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017

Return on Average Assets:
Return (loss) on average assets, as presented	0.69%	(0.07)%	0.73%	0.73%	1.00%
Merger related expense impact, net of tax (1)	—	—	—	0.01	0.06
Tax benefits impact (2)	—	—	—	(0.04)	(0.32)
Deferred tax asset adjustment for corporate rate change (3)	—	0.77	—	—	—
Core return on average assets, exclusive of merger related expense, tax benefits impact and deferred tax asset adjustment for corporate rate change	0.69%	0.70%	0.73%	0.70%	0.74%

Return on Average Equity:
Return (loss) on average equity, as presented	5.82%	(0.56)%	5.98%	6.05%	8.51%
Merger related expense impact, net of tax (1)	—	—	—	0.13	0.49
Tax benefits impact (2)	(0.03)	—	—	(0.28)	(2.72)
Deferred tax asset adjustment for corporate rate change (3)	—	6.31	—	—	—
Core return on average equity, exclusive of merger related expense, tax benefits impact and corporate rate change	5.79%	5.75%	5.98%	5.90%	6.28%

(1) Assumed tax rate for deductible expenses of 33.0% and 34.1% at June 30 and March 31, 2017, respectively.
(2) Tax benefit impact of the reversal of a deferred tax valuation allowance and stock option exercises incurred during period presented.
(3) Deferred tax asset adjustment recorded during the fourth quarter of 2017 upon change in corporate tax rate.

13